UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/04/2007

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On April 4, 2007, Tecstar, LP ("Tecstar"), an indirect wholly owned subsidiary of the Registrant, and Alliance No. 1 Building Partners, LP ("Alliance"), entered into a Lease Termination Agreement under which the Lease Agreement, dated June 10, 2002, between Tecstar and Alliance was terminated effective April 30, 2007.    The lease was scheduled to terminate on July 12, 2012. As a result of the Lease Termination Agreement, Tecstar is relieved from approximately $5.3 million of future base rent, taxes, insurance, utilities and common area charges.

As consideration for Alliance's agreement to terminate the Lease Agreement prior to expiration of the lease term, Tecstar agreed to pay Alliance the sum of $900,000 ("Early Termination Fee"). The Early Termination Fee is payable as follows:

   1. $49,600 paid upon signing of the Lease Termination Agreement;

   2. The balance of $850,400 payable on May 2, 2007, and is evidenced by a non-interest bearing promissory note issued by Tecstar to Alliance.

The promissory note provides for a default rate of interest equal to the lesser of (a) the highest rate of interest permitted by law and (b) 18%.

Tecstar's obligations under the promissory note are guaranteed by Registrant.

The foregoing description of the Lease Termination Agreement, promissory note and guaranty is qualified in its entirety by the complete terms of those agreements, copies of which are filed herewith as Exhibits 10.1, 10.2 and 10.3.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures required by this Item 2.03 are set forth in Item 1.01 and are incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Ex 10.1 Lease Termination Agreement, dated April 4, 2007, between Tecstar, LP and Alliance No. 1 Building Partners, LP.

Ex. 10.2 Promissory Note, dated April 4, 2007, issued by Tecstar, LP.

Ex. 10.3 Guaranty, dated April 4, 2007, issued by Quantum Fuel Systems Technologies Worldwide, Inc.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: April 10, 2007	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.2	Promissory Note
EX-10.3	Guaranty
EX-10.1	Lease Termination Agreement